Exhibit 99.1

              AMERIGROUP CORPORATION REPORTS THIRD QUARTER RESULTS

    VIRGINIA BEACH, Va., Oct. 27 /PRNewswire-FirstCall/ -- AMERIGROUP Corporation (NYSE: AGP) today announced a net loss for the third quarter of 2005 of $2,260,000, or $0.04 per diluted share, compared with net income of $24,333,000, or $0.47 per diluted share, for the third quarter of 2004. Third quarter results include additional estimated medical costs related to services performed in prior periods, primarily in the second quarter of 2005, of $19,957,000, or $0.23 per diluted share, net of income taxes. Excluding the impact of the prior period claims estimates, third quarter earnings would have been $10,014,000, or $0.19 per diluted share.

    Total revenues for the third quarter of 2005 increased 24.7 percent to $587,393,000, compared with $470,978,000 for the third quarter of 2004, due to our New York acquisition and a 12.5 percent organic premium revenue growth. For the nine months ended September 30, 2005, revenues totaled $1,709,627,000, up
28.2 percent from $1,333,408,000 for the nine months ended September 30, 2004, reflecting a 15.3 percent organic premium revenue growth.

    Membership increased 17.7 percent, or 165,000 members, to 1,099,000 at September 30, 2005, as compared with 934,000 members at September 30, 2004, an increase of approximately 29,000 members, or 2.7 percent, from the second quarter of 2005.

    Summary includes:

    * Sequential membership increased by 29,000 members, or 2.7 percent;

    * Health benefits ratio of 89.3 percent of premium revenues, or 85.8 percent, excluding the impact of the prior period claims estimates;

    * Selling, general and administrative expenses of 10.8 percent of total revenues;

    * Days in claims payable of 51;

    * Unregulated cash and investments of $174,431,000; and

    * Cash flow from operations for the nine months ended September 30, 2005 of $55,306,000.

    "The higher than expected medical cost estimates that we saw in the second quarter continued and are part of a larger and broader pattern of higher costs and increased utilization, primarily in our AMERICAID Community Care product," said Jeffrey L. McWaters, Chairman and CEO. "We have begun to develop action plans to return us over time to the financial performance that we and our shareholders expect. These plans will focus on realizing financial improvements from actuarially sound rate setting, as well as targeted re-contracting and disease management."

    Health Benefits

    Health benefits were 89.3 percent of premium revenues for the third quarter of 2005 versus 79.9 percent in the third quarter of 2004. Excluding the impact of the prior period claims estimates, third quarter health benefits would have been 85.8 percent compared to 79.9 percent.

    Selling, General and Administrative Expenses

    The selling, general and administrative expense ratio was 10.8 percent of total revenues for the third quarter of 2005 versus 11.1 percent in the third quarter of 2004.

    Balance Sheet and Cash Flow Highlights

    Cash and investments at September 30, 2005, totaled $597,183,000, of which $174,431,000 was unregulated. Medical claims liabilities totaled $286,882,000, representing 51 days in claims payable, which remained unchanged from the second quarter.

    Cash flow from operations for the nine months ended September, 30 2005 totaled $55,306,000, compared to $68,934,000 for the same period in the prior year. This decrease is due primarily to a significant decrease in accrued liabilities in the period.

    2005 Estimates

    The Company is revising its 2005 annual earnings estimates to $0.88 to $0.90 per diluted share. Same-store premium growth is expected at the high end of our 12 to 14 percent expected range. This estimate reflects a typical seasonal increase in our medical cost and assumes no improvement in our medical trend from the third quarter. In addition, this includes anticipated costs relative to fourth quarter expenses in connection with the action plans described above.

    AMERIGROUP senior management will discuss the Company's third quarter results on a conference call, Friday, October 28th, at 8:30 a.m. Eastern Time. The conference can be accessed by dialing 800-810-0924 (domestic) or 913-981-4900 (international) and providing passcode 1444529 approximately ten minutes prior to the start time of the call. A recording of the call may be accessed by dialing 888-203-1112 (domestic) or 719-457-0820 (international) and providing passcode 1444529. The replay will be available beginning Friday, October 28, at 12:00 p.m. Eastern Time until Thursday, November 3, at 11:59 p.m. Eastern Time. The conference call will also be available through the investors page of the Company's Web site, http://www.amerigroupcorp.com, or through http://www.earnings.com. A 30-day replay of this webcast will be available on these Web sites approximately two hours following the conclusion of the live broadcast.

    AMERIGROUP Corporation, headquartered in Virginia Beach, Virginia, improves healthcare access and quality for low-income Americans by developing innovative managed healthcare services for the public sector. Through its wholly owned subsidiaries, AMERIGROUP serves more than 1 million people and operates in Florida, Georgia, Illinois, Maryland, New York, New Jersey, Ohio, Texas, Virginia and the District of Columbia. For more information, visit http://www.amerigroupcorp.com.

    This release is intended to be disclosure through methods reasonably designed to provide broad, non-exclusionary distribution to the public in compliance with the Securities and Exchange Commission's Fair Disclosure Regulation. This release contains certain "forward-looking" statements, including statements related to expected 2005 performance such as membership, revenues, same-store premium revenues, rate increases, operating cash flows, health benefits expenses, seasonality of health benefits expenses, selling, general and administrative expenses, days in claims payable, income tax rates, earnings per share, and net income growth, as well as expectations on the effective date and successful integration of any pending acquisition and debt levels, made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results in future periods to differ materially from those projected or contemplated in the forward-looking statements. These risks and uncertainties include, but are not limited to, national, state and local economic conditions, including their effect on the rate-setting process, timing of payments, as well as the availability and cost of labor, utilities and materials; the effect of government regulations and changes in regulations governing the healthcare industry, including our compliance with such regulations and their effect on our ability to manage our medical costs; changes in Medicaid payment levels, membership eligibility and methodologies and the application of such methodologies by the government; liabilities and other claims asserted against the Company; our ability to attract and retain qualified personnel; our ability to maintain compliance with all minimum capital requirements; the availability and terms of capital to fund acquisitions and capital improvements; the competitive environment in which we operate; our ability to maintain and increase membership levels; and demographic changes.

    Investors should also refer to our Annual Report on Form 10-K for the year ended December 31, 2004, filed with the Securities and Exchange Commission on March 9, 2005, for a discussion of risk factors. Given these risks and uncertainties, we can give no assurances that any forward-looking statements will, in fact, transpire and, therefore, caution investors not to place undue reliance on them. We specifically disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future developments or otherwise.

                     AMERIGROUP CORPORATION AND SUBSIDIARIES
                    CONDENSED CONSOLIDATED INCOME STATEMENTS
                (dollars in thousands, except for per share data)

                                     Three months ended               Nine months ended
                                        September 30,                   September 30,
                               -----------------------------   -----------------------------
                                   2005            2004            2005            2004
                               -------------   -------------   -------------   -------------
Revenues:
 Premium                       $     582,784   $     468,156   $   1,697,403   $   1,326,409
 Investment income and other           4,609           2,822          12,224           6,999
  Total revenues                     587,393         470,978       1,709,627       1,333,408
Expenses:
 Health benefits                     520,243         374,085       1,437,718       1,070,747
 Selling, general and
  administrative                      63,596          52,124         183,382         141,339
 Depreciation and
  amortization                         6,508           4,935          20,260          15,825
 Interest                                156             165             476             540
  Total expenses                     590,503         431,309       1,641,836       1,228,451
  (Loss) income before
   income taxes                       (3,110)         39,669          67,791         104,957
Income tax (benefit)
 expense                                (850)         15,336          27,060          41,340
  Net (loss) income            $      (2,260)  $      24,333   $      40,731   $      63,617

Weighted average number
 of common shares and
 dilutive potential
 common shares
 outstanding                      51,420,856      51,955,940      53,008,886      51,599,277

Diluted net (loss) income
 per share                     $       (0.04)  $        0.47   $        0.77   $        1.23

    The following table sets forth selected operating ratios. All ratios, with the exception of the health benefits ratio, are shown as a percentage of total revenues.

                                       Three months ended    Nine months ended
                                         September 30,         September 30,
                                      -------------------   -------------------
                                        2005       2004       2005       2004
                                      --------   --------   --------   --------
Premium revenue                           99.2 %     99.4 %     99.3 %     99.5 %
Investment income and other                0.8        0.6        0.7        0.5
Total revenues                           100.0 %    100.0 %    100.0 %    100.0 %
Health benefits (1)                       89.3 %     79.9 %     84.7 %     80.7 %
Selling, general and administrative
 expenses                                 10.8 %     11.1 %     10.7 %     10.6 %
(Loss) income before income taxes         (0.5)%      8.4 %      4.0 %      7.9 %
Net (loss) income                         (0.4)%      5.2 %      2.4 %      4.8 %

    (1) The health benefits ratio is shown as a percentage of premium revenue because there is a direct relationship between the premium received and the health benefits provided.

    The following table sets forth the approximate number of our members we served in each state as of September 30, 2005 and 2004.

                                                  September 30,
                                           ---------------------------
                                               2005           2004
                                           ------------   ------------
Texas                                           405,000        384,000
Florida                                         215,000        242,000
Maryland                                        136,000        128,000
New York                                        130,000              -
New Jersey                                      108,000        105,000
Illinois                                         44,000         36,000
District of Columbia                             41,000         39,000
Virginia                                         19,000              -
Ohio                                              1,000              -
 Total                                        1,099,000        934,000

    The following table sets forth the approximate number of our members in each of our products as of September 30, 2005 and 2004.

                                                  September 30,
                                           ---------------------------
                Product                        2005           2004
----------------------------------------   ------------   ------------
AMERICAID (Medicaid-TANF)                       775,000        649,000
AMERIKIDS (SCHIP)                               196,000        194,000
AMERIPLUS (Medicaid-SSI)                         87,000         78,000
AMERIFAM (FamilyCare)                            41,000         13,000
 Total                                        1,099,000        934,000

                     AMERIGROUP CORPORATION AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS

                                                September 30,   December 31,
                                                    2005            2004
                                                -------------   -------------
                                                         (in thousands)
         Assets
Current assets:
    Cash and cash equivalents                   $     243,647   $     227,130
    Short-term investments                             97,188         176,364
    Premium receivables                                73,770          44,081
    Deferred income taxes                              13,228          11,019
    Prepaid expenses and other current
     assets                                            25,059          18,737
         Total current assets                         452,892         477,331

Property, equipment and software, net                  58,883          50,298
Goodwill and other intangible assets, net             252,645         140,382
Long-term investments, including
 investments on deposit for licensure                 256,348         246,930
Other long-term assets                                  7,304           4,909
                                                $   1,028,072   $     919,850

         Liabilities and Stockholders' Equity
Current liabilities:
    Claims payable                              $     286,882   $     241,253
    Unearned revenue                                   55,866          34,228
    Accounts payable                                    3,590           4,826
    Accrued expenses, capital leases and
     other current liabilities                         36,842          56,842
         Total current liabilities                    383,180         337,149

Deferred income taxes, capital leases and
 other long-term liabilities                           17,599          13,989
         Total liabilities                            400,779         351,138

Stockholders' equity:
    Common stock, $.01 par value                          515             505
    Additional paid-in capital                        370,434         352,417
    Retained earnings                                 256,344         215,790
         Total stockholders' equity                   627,293         568,712
                                                $   1,028,072   $     919,850

                     AMERIGROUP CORPORATION AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                      Nine months ended
                                                        September 30,
                                                -----------------------------
                                                    2005            2004
                                                -------------   -------------
                                                          (in thousands)
Cash flows from operating activities:
 Net income                                     $      40,731   $      63,617
 Adjustments to reconcile net income
  to net cash provided by operating
  activities:
  Depreciation and amortization                        20,260          15,825
  Loss on disposal or abandonment of
   property, equipment and software                         -             951
  Deferred tax benefit                                 (2,445)           (827)
  Amortization of deferred compensation                     -              57
  Tax benefit related to option exercises               8,447           4,881
  Changes in assets and liabilities
   increasing (decreasing) cash flows from
   operations:
   Premium receivables                                (23,862)         (5,661)
   Prepaid expenses and other current assets           (3,186)          2,507
   Other assets                                        (1,121)           (814)
   Claims payable                                      18,205          (3,308)
   Unearned revenue                                    21,545         (23,750)
   Accounts payable, accrued expenses
    and other current liabilities                     (22,538)         14,050
   Other long-term liabilities                           (730)          1,406
                      Net cash provided by
                       operating activities            55,306          68,934

Cash flows from investing activities:
 Proceeds from the sale (purchase) of
  investments, net                                     87,493         (87,774)
 Purchase of investments on deposit
  for licensure, net                                   (9,886)         (2,317)
 Purchase of property, equipment and
  software                                            (18,058)        (17,176)
 Acquisition, net of cash acquired                   (103,645)              -
 Purchase price adjustment received                         -              48
                      Net cash used in
                       investing activities           (44,096)       (107,219)

Cash flows from financing activities:

 Payment of capital lease obligations                  (2,648)         (3,583)
 Payment of debt issuance costs                        (1,626)              -
 Proceeds from exercise of stock
  options and change in bank overdrafts, net            9,581           2,736
                      Net cash provided by
                       (used in) financing
                       activities                       5,307            (847)
Net increase (decrease) in cash and
 cash equivalents                                      16,517         (39,132)
Cash and cash equivalents at beginning of
 period                                               227,130          84,030
Cash and cash equivalents at end of period      $     243,647   $      44,898

    CONTACT: Investors: Julie Loftus Trudell, Vice President, Investor Relations, +1-757-321-3597, or News Media: Kent Jenkins Jr., Vice President, Communications, +1-757-518-3671, both of AMERIGROUP Corporation.

SOURCE  AMERIGROUP Corporation
    -0-                             10/27/2005
    /CONTACT: Investors: Julie Loftus Trudell, Vice President, Investor Relations, +1-757-321-3597, or News Media: Kent Jenkins Jr., Vice President, Communications, +1-757-518-3671, both of AMERIGROUP Corporation/
    /Web site:  http://www.amerigroupcorp.com/